EXHIBIT 5.1

ROPES & GRAY LLP ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050 BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

May 23, 2006

Ropes & Gray LLP

The Hanover Insurance Group, Inc.

440 Lincoln Street

Worcester, MA 01653

Ladies and Gentlemen:

This opinion is furnished to you in connection with Post-Effective Amendment No. 1 to the registration statement on Form S-8 (the “Registration Statement”), Registration Number 333-31397, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended by The Hanover Insurance Group, Inc., a Delaware Corporation (the “Company”). Pursuant to the Post-Effective Amendment, shares of the Company’s Common Stock, $0.01 par value (the “Shares”) that are subject to outstanding awards granted under The Hanover Insurance Group, Inc. Amended Long-Term Stock Incentive Plan that are forfeited or canceled, or expire or terminate, after May 16, 2006 without the issuance of such shares may be awarded under the Company’s 2006 Long-Term Incentive Plan.

We are familiar with the actions taken by the Company in connection with the adoption of the 2006 Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the 2006 Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933. It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP